Exhibit 1
February 6, 2006
1.  Operating Results for 3Q Ended Dec. 31, 2005
     NIS Group is expanding its business based on various strategies such as its group strategy, allowing diversification of its revenue base, and its investment business strategy, enabling expansion of its network. In 3Q ended Dec. 31, 2005, the Group engaged in building a platform for its real-estate related business along with improving profitability by committing to integrated financial service business and servicing business as its two pillars. As a result, for operating results for 3Q ended Dec. 31, 2005, business grew smoothly, outperforming the forecast, and we are confident we can meet the expectations of stakeholders.
Consolidated Operating Results

		(In millions of yen)
	Dec. FY2005	Dec. FY2006	% change
Operating revenue	31,657	42,508	34.3%
Operating income	6,945	9,411	35.5%
Ordinary income	7,127	9,434	32.4%
Net income	6,563	7,438	13.3%
2.  Notice Regarding Media Coverage on Webcashing.Com Co., Ltd.
     An announcement was made to clarify that Nissin Co., Ltd. has taken no part in any of the matters being reported in the media relating to Livedoor Co., Ltd. and its affiliated companies.
(For details, please refer to the press release dated January 23, 2006.)
3.  Announcement of Joint Venture with Funai Zaisan Consultants Co., Ltd.
     Nissin Co., Ltd. and Funai Zaisan Consultants Co., Ltd. have agreed to the establishment of a joint venture, Nihon Fudousan Kakuzuke Co., Ltd. to start a real estate rating business, engineering support business and real estate appraisal business.
(For details, please refer to the press release dated January 23, 2006.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

4.  Announcement of a Business Alliance with ShinGinko Tokyo, Ltd.
     Nissin Co., Ltd. has entered into a basic agreement to form a business alliance with ShinGinko Tokyo, Ltd. to provide specialized funding services for small and medium-sized start-up enterprises and owners.
(For details, please refer to the press release dated December 29, 2005.)
5.  Notice Regarding Adjustments in Financial Forecasts of a Subsidiary, Nissin Servicer Co., Ltd.
     Nissin Servicer Co., Ltd. (8426) announced that it has revised its financial forecasts for the year ending March 31, 2006, announced November 7, 2005.
(For details, please refer to the press release of Nissin Servicer Co., Ltd. dated February 6, 2006.)
6.  Notice Regarding Announcement of Stock Split of a Subsidiary, Nissin Servicer Co., Ltd.
     Nissin Servicer Co., Ltd. (8426) announced that it has approved a stock split at the Board of Directors meeting held on February 6, 2006.
(For details, please refer to the press release of Nissin Servicer Co., Ltd. dated February 6, 2006.)
7.  Notice Regarding Adjustments in Financial Forecasts of a Subsidiary, APREK Co., Ltd.
     Nissin Co., Ltd. announced that APREK Co., Ltd. (8489) has revised its financial forecasts for the year ending March 31, 2006, announced November 17, 2005.
(For details, please refer to the press release dated January 26, 2006.)
8.  Notice Regarding the Establishment of a Consulting Company by Matsuyama Nissin Leasing (Shanghai) Co., Ltd.
     On January 11, 2006, Matsuyama Nissin Leasing (Shanghai) Co., Ltd., established a consulting company, Shanghai Matsuyama Nissin Investment & Consulting Co., Ltd., which is a joint venture with Shanghai Dragon Investment Co., Ltd. (“Shanghai Dragon”) to support business advance into China for both Japanese and foreign companies. With this joint venture, we try to further improve the level of service by integrating a network of Shanghai Dragon and know-how of NIS Group. Shanghai Dragon is a 100%-owned subsidiary of Shanghai Assets and Equity Group Co., Ltd., an influential state-owned enterprise in Shanghai, China. Shanghai Dragon has also agreed to start NPL investment business in the Chinese market together with Nissin Servicer Co., Ltd.
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

9.  Participation in Nikkei IR Fair Spring 2006
     On January 28, 2006, Nissin Co., Ltd., Nissin Servicer Co., Ltd. (8426) and Xinhua Finance Ltd. (9399), an investee company of Nissin, attended an IR Fair for individual investors sponsored by Nihon Keizai Shimbun, Inc. and made presentations on business strategies. More than 2,500 investors attended the fair on the day.
10.  Company Member of Nissin Co., Ltd. Enters in The Olympic Winter Games of Torino 2006
     Chisato Nagaoka, a member of the staff at our Nagano branch, will play in the Torino 2006 as a national team member of Women’s Bobsleigh. Women’s Bobsleigh was first introduced in the Salt Lake City Olympic as a new event, and this is the first time for a Women’s Bobsleigh team from Japan to play in the Olympics. The competition will be held for two days on February 20 and 21 (February 21 and 22, 1:30 am Japan time.)
(For details, please refer to the URL, [http://www.nisgroup.jp/])
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp